Exhibit 10.1
Execution Version
RETIREMENT AGREEMENT AND GENERAL RELEASE
     This RETIREMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is voluntarily made and entered into on August 21, 2008 by and between William M. Gracey, a resident of the State of Tennessee (“Employee”), and LifePoint GSGP, LLC, a Delaware limited liability company (together with its subsidiaries and affiliates, “Company”).
W I T N E S S E T H:
     WHEREAS, Employee has been and is employed “at-will” by Company currently as its Executive Vice President and Chief Operating Officer;
     WHEREAS, during Employee’s employment, Employee and Company have been (and continue to be) parties to several agreements including, without limitation, agreements related to stock ownership, options, grants and other incentive pay plans;
     WHEREAS, Employee has decided to retire from employment and has provided notice of such retirement to Company, and Company has, subject to this Agreement, accepted his retirement as noticed;
     WHEREAS, as a result of Employee’s retirement decision, Company desires to recognize Employee for his years of dedication and service to Company, clarify the benefits that Employee will receive from Company, and each desire to make the various additional mutual covenants set out herein;
     WHEREAS, for a period of time following Employee’s retirement announcement, the parties desire that Employee provide ongoing but adjusted transition services to Company in a different employment role and be paid a reasonable amount for such transition services;
     WHEREAS, Employee and Company desire to address fully and finally all matters related to the orderly and planned transition of Employee’s duties and matters between them that arose or arise out of Employee’s employment with Company and/or Employee’s retirement therefrom;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, Employee and Company hereby agree as follows:
     1. Purpose. The parties have and maintain the most positive of cordial relations for the other, and intend to continue their association as set out herein to permit the planned and coordinated transition to Employee’s successor of his prior responsibilities with Company. Therefore, between the execution hereof and April 30, 2009, Employee shall work as an Executive Vice President. In such role, Employee will perform those services, and devote the time needed, as assigned from time to time by Company’s CEO or his designee.

     This Agreement shall not in any way be construed as an admission by any party or person of any conduct whatsoever against any person or party that might or could be considered wrongful, harmful, illegal or otherwise critical, and all parties, their agents or assigns, specifically disclaim any such construction, liability to or such conduct against any other person or party. It is acknowledged by all parties that this Agreement is mutually sought and for the benefit of each to address all matters and potential or theoretical controversies between them.
     2. Retirement. Employee’s employment with Company shall end with his retirement, with his last day of work, and his retirement to be effective, at the close of business on April 30, 2009 (“Retirement Date”). The Retirement Date shall be accelerated as set forth in Section 21 upon the death of Employee. Notwithstanding the forgoing, Employee shall remain an employee “at-will”. Subject to Section 12 of this Agreement, the rights and obligations of Employee under this Agreement shall not be altered or amended if Company terminates Employee prior to the Retirement Date. If Employee voluntarily terminates his employment with the Company prior to April 30, 2009, then Employee shall immediately (without the need for further action on the part of Employee) forfeit and relinquish any and all amounts that remain unpaid, and any and all restricted shares and stock options that remain unvested, under this Agreement.
     3. Certain Consideration. In consideration of the voluntary execution of this Agreement by Employee and the agreed schedule to implement his retirement and transition, the parties agree to the following (in addition to the other consideration provided in this Agreement):
     a. Ongoing Role.
     (i) As provided above and subject to the other terms of this Agreement, Employee shall remain an Executive Vice President of the Company through the Retirement Date. In addition to other responsibilities that may be assigned to him from time-to-time by the Company’s Chief Executive Officer, from his retirement notice until the Retirement Date, Employee agrees to transition all of his current responsibilities to any person or persons identified by the Company’s Chief Executive Officer.
     (ii) Company shall pay to Employee an amount equal to a pro rata portion of his annual salary in effect on the date of this Agreement, less applicable taxes and withholdings, on each regular and scheduled pay period between the date of this Agreement and the Retirement Date. Such payments shall be exclusive of accrued but unused vacation and inclusive of other paid leave time, and shall be made, pro rata, on each of the Company’s regularly scheduled pay periods between the date of this Agreement and the Retirement Date. Accrued but unused vacation for which pay is otherwise owed will be paid at or before the Retirement Date.
     (iii) From the Retirement Date until the one year anniversary of such date, Employee agrees, upon reasonable prior notice provided by the Company, to consult with the Company including, without limitation, the Company’s Chief Executive Officer and Chief Operating Officer. Such consultations, cumulatively, shall not exceed 20 hours.

     b. Benefits. Until the earlier of the Retirement Date or April 30, 2009, Employee shall continue to receive the same employment benefits provided by the Company to its other Executive Vice Presidents. Nothing in this Agreement shall serve to diminish any benefits Employee has under the provisions of the Company’s 401(k), profit sharing or other similar qualified plan(s) as of the Retirement Date or any rights Employee may have under such plan(s) thereafter as a former employee of Company or any of its subsidiaries or affiliates.
     At or during any applicable time period after the Retirement Date, Employee may exercise his rights under COBRA to continue applicable medical and dental coverage in accordance with the applicable plan and, if he does so, Employee’s COBRA premiums shall be paid by the Employee. Company agrees to pay to Employee, in lump sum on the Retirement Date, an amount equal to his COBRA premium for the first month after the Retirement Date multiplied by 36.
     c. Stock and Options.
     (i) Until the earlier of the Retirement Date or April 30, 2009, (A) Employee shall participate in accordance with the terms and conditions of the equity-based compensation plans of Company and the grant and other agreements and documents used in connection therewith in which the Employee participates or has participated; provided, however, that Employee will not be eligible to receive any new equity grants or awards; and (B) Company agrees that Employee shall continue to vest in his outstanding stock option and restricted stock awards (including purchased shares under the LifePoint Hospitals, Inc. Management Stock Purchase Plan). Upon the Retirement Date, the retirement provisions of such plan or plans shall then become applicable to Employee.
     (ii) The Company will accelerate the vesting to the Retirement Date (and will waive any unsatisfied performance criteria contained therein) of the restricted shares granted to Employee on April 22, 2005 and March 1, 2007, and the second one-third of the stock options granted to Employee on February 28, 2008.
     d. Change in Control. Until the earlier of the Retirement Date or April 30, 2009, Employee shall continue participation (as an Executive Vice President) in the LifePoint Hospitals, Inc. Change in Control Severance Plan (as the same may be amended from time-to-time).
     e. 2008 Bonus. Employee shall, if the performance goals applicable to the executive leadership team are achieved, receive his 2008 bonus under the LifePoint Hospitals, Inc. Executive Performance Incentive Plan. Such bonus shall be paid at the same time all other bonuses are paid under such plan. This bonus will be paid at the same percentage of Employee’s target bonus as is paid to other members of the executive leadership team.
     f. Additional Compensation. In addition to the payments described above, the Company will pay Employee, in lump sum on November 2, 2009, an amount equal to his annual salary in effect on the date of this Agreement ($552,500), less any applicable taxes and withholdings required to be made by the Company (if any).

     4. Tax Matters. Notwithstanding any provision to the contrary in this Agreement or in any of the Equity Plans or other compensation arrangements (each, a “Plan”), any payment otherwise required to be made to the Employee under any Plan on account of the Employee’s “separation from service”, within the meaning of the Section 409A Rules (as defined below), (i) to the extent applicable provisions of the Section 409A Rules require a delay of such distributions by a six-month period after the date of such Employee’s separation from service with Company, no such distribution shall be made prior to the date that is six months after the date of the Employee’s separation from service with Company, and (ii) any such delayed payments shall be paid to the Employee in a single lump sum within five business days after the end of the six-month delay. For purposes of this Section 4, the “Section 409A Rules” shall mean Section 409A of the Internal Revenue Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same. To the extent of any compliance issues under the Section 409A Rules, this Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee. Notwithstanding the foregoing, the Employee shall be solely responsible, and Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under the Section 409A Rules.
     5. Confidentiality and Non Disclosure.
     a. All communications regarding this Agreement shall be made by Company in its discretion and in compliance with all applicable rules, regulations, regulatory requirements or law. Employee represents and agrees that he will keep the terms and facts of this Agreement confidential and will not hereafter discuss the information concerning this Agreement or any claims he has or could have asserted against Company with anyone except Employee’s legal and tax advisors or as required by process of applicable law, specifically including, but not limited to, any past, present or prospective employee of Company, except Employee’s spouse, who shall also be bound by this provision. In the event of any disclosure permitted by this Section, Employee shall make the person or persons to whom disclosure is made aware of this Section and obtain his, her or their agreement to honor and be bound by it.
     b. Employee acknowledges that during his employment with Company he has had (and will continue to have) access to confidential, competitive, proprietary, strategic and other information which belongs to Company, whether or not developed, discovered or conceived by Employee, and whether or not such information is marked “confidential” (collectively, “Confidential Information”). By way of illustration, but not limitation, Confidential Information shall include, whether oral or written, whether stored or recorded on paper or in any electronic format, (i) information relating to (A) trade secrets concerning the business and affairs of Company, the drivers of its or their business, know how, formulae, compositions, processes, inventions and ideas, past, current, and planned research and development, current and planned operating or business methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, computer software and database technologies or capabilities, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); (B) the past, current or future operations, financial results, profitability or business affairs of Company; (C) the operating, business or strategic plans, targets or goals of Company; (D) the markets or communities in which any hospital or other facility owned or operated by Company is located; (E) current or future acquisition targets (identified on lists maintained by the Company), potential strategic partners, potential new markets or communities; and, (ii) information concerning the business and affairs of Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, revenues, EBITDA, capital spending budgets and plans; the names, backgrounds, training and capabilities of key personnel, and personnel training techniques and materials), strategic plans and directions, operating plans and initiatives however documented, if at all, and (iii) and all notes, analyses, compilations, studies, summaries, and other material prepared by or for Employee containing or based, in whole or in part, on any information included in the foregoing. Employee further acknowledges that any unauthorized use of the Confidential Information by him, or any disclosure of the same to any third parties, would be wrongful and would cause irreparable injury to Company; provided, however, that the provisions of this Section 5 shall not apply to the disclosure of any information that is in the public domain (through no breach of this Agreement by Employee) or that has been published by the Company.
     c. Employee’s Obligations. Employee agrees to (i) hold the Confidential Information in strictest confidence; (ii) not disclose any Confidential Information to any person, firm, corporation or other entity without the express written consent of Company in each instance; and, (iii) to use the Confidential Information solely for the purposes of performing his obligations under this Agreement. Employee also agrees to return to the Company, on the Retirement Date, all records of any nature in his possession or control in any way relating to or derived from any Confidential Information. Employee agrees that, in the event of a breach of the provisions of this Section by him, or by anyone acting at his direction, on his behalf, or with his knowledge, then the Company, in addition to any other relief or remedy available to the Company at law or equity or pursuant to this Agreement, shall be entitled to the rights and remedies described in Section 12 of this Agreement.
     6. Non-Disparagement. Employee and Company are amicably entering into this Agreement for the purposes stated. Each agrees to reflect such in any statement or discussion permitted, and both agree not to make any remark or statement, whether verbal or in writing, that reasonably may be construed as disparaging to the other (or, in the case of the Company, any of its employees, directors, officers or agents). Employee agrees that, in the event of a breach of the provisions of this Section by him, or by anyone acting at his direction, on his behalf, or with his knowledge, then the Company, in addition to any other relief or remedy available to the Company at law or equity or pursuant to this Agreement, shall be entitled to the rights and remedies described in Section 12 of this Agreement.
     7. Consultation with Attorney; Knowing and Voluntary. Employee represents and warrants that he has had an opportunity to consult with an attorney of his choice prior to deciding to sign this Agreement and resolve all claims that he has or could make against any of the Released Persons. Employee represents and acknowledges that he has thoroughly considered all aspects of this Agreement; he does not rely and has not relied upon any representation or statements made by any of the Released Persons or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise; that he has read carefully and understands fully all of the provisions of this Agreement; and, that he is voluntarily entering into this Agreement. Employee further understands that Company is relying on this and all other representations he has made herein.
     8. Release of Claims.
     (a) Release by Employee. As a material inducement to Company to make the payments described in this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Company and each of Company’s owners, partners, stockholders, predecessors, successors and assigns (and the agents, directors, officers, employees, representatives and attorneys of the Company), and all persons acting by, through, under or in concert with any of them (collectively, “Released Persons”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs (except as otherwise provided hereunder), losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, whether known or unknown (collectively, “Claims”), arising out of or relating in any way to his employment with Company or his retirement from the Company, which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time hereafter may have, own or hold, or claim to have, own or hold, arising out of events prior to the execution of this Agreement and between that date and the Retirement Date that are, could have been or could be asserted against any of Released Persons in any action against any of them. Employee acknowledges and agrees that he is releasing and giving up any right or claim under federal or state law or any political subdivision thereof, including but not limited to Title VII of the Civil Rights Acts of 1964 which prohibits discrimination in employment based on age, race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based upon physical or mental disabilities; the Family and Medical Leave Act; the Employee Retirement Income Security Act; and, any other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights. Employee also acknowledges and agrees that he is releasing and giving up any claims he has or may have had against Released Persons for other tortious or unlawful conduct. Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims of Employee against any of Released Persons in any lawsuit, whether known or unknown and that this Agreement contemplates the extinguishment of such claim or claims. This release does not include, however, a release of Employee’s right, if any, to retiree health or similar benefits under Company’s applicable retirement program or those obligations created by this Agreement.
     b. Representation of Company. The Company represents that it is not aware of any Claim (or the factual basis for any Claim) that it has against Employee.

     9. Covenants.
     a. Covenant Not to Solicit
          i. Terms and Conditions. From the date of this Agreement through April 30, 2011, Employee agrees that he will not directly or indirectly through another entity or otherwise (i) induce or attempt to induce any person employed by the Company to leave the employ of Company, or in any way seek to interfere with the relationship between Company and any such persons and will not actually hire any person employed by the Company; or (ii) induce or attempt to induce any customer, supplier, physician, licensee or other business relation of Company to cease doing business with Company, or in any way materially interfere with the relationship between any such customer, supplier, physician or licensee and the Company. Notwithstanding any statement contained in this Agreement to the contrary, if the Company terminates the Employee prior to the Retirement Date without cause, then the time restriction contained in this paragraph shall be reduced on a day-for-day basis by the number days between the date of such termination and the Retirement Date; provided, however, that if the Company terminates the Employee prior to the Retirement Date for cause then the time restriction contained in this paragraph shall remain unchanged. For purposes of this Agreement, the term “for cause” shall mean and refer to (A) any breach by Employee of this Agreement (provided further that Employee shall not be obligated to be physically present at the offices of the Company to perform his obligation under this Agreement unless the Company requests his presence), (B) any action by Employee constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder, or (C) the conviction of Employee of a crime involving moral turpitude or any felony.
          ii. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of Section 9.a., and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Company, and will not impose any hardship on Employee or affect his ability to earn a living. Employee further acknowledges and agrees that Section 9.a. applies to any current (on the date of this Agreement or as of the Retirement Date) employee, independent contractor, customer, physician, or reimbursement source of Company, and that such application is necessitated by: (1) the extensive contact between Employee and other person employed by the Company and independent contractors at the Company, and (2) Employee’s knowledge of the terms of the Company’s agreements with such third parties.
     b. Covenant Not to Compete
          i. Terms and Conditions. From the date of this Agreement through October 31, 2010 (the “Identified Period”), Employee agrees that he will not directly or indirectly through another entity or otherwise, provide services or assistance to, or be employed by, (A) any current or planned hospital or other healthcare facility, system or company that is in (or desires to be in) business in competition within a 25 mile radius of any hospital or other healthcare facility owned by the Company as of the Retirement Date, or (B) any person or entity

(including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) who, whether on the date of this Agreement or at any time within the Identified Period, owns or seeks to own, directly or indirectly, whether beneficially, of record or otherwise, through an unsolicited (or “hostile”) offer, bid (or similar activity) all or any portion of any security issued by the Company (such that this person or entity, together with others acting in concert with such person or entity, acquires or shares the ability to vote 15% of any class of securities issued by the Company, whether directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise), or who seeks to own, whether directly or indirectly, all or substantially all of the assets of the Company. Nothing in this Section shall prohibit Employee’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company; provided, however, that Employee may continue to own any shares of common stock issued to him by the Company as a component of his compensation. Notwithstanding any statement contained in this Agreement to the contrary, if the Company terminates the Employee prior to the Retirement Date without cause, then the time restriction contained in this paragraph shall be reduced on a day-for-day basis by the number days between the date of such termination and the Retirement Date; provided, however, that if the Company terminates the Employee prior to the Retirement Date for cause then the time restriction contained in this paragraph shall remain unchanged.
          ii. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of Section 9.b. and, having done so, agrees and acknowledges that the terms, conditions, agreements and restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Company and any subsidiary or affiliate and their respective officers, directors, shareholders, agents, representatives and other employees, and will not impose any hardship on Employee or affect his ability to earn a living. Employee further acknowledges that the rural locations of the hospitals owned or operated by Company or any of its subsidiaries or affiliates necessitate the 25 mile geographic scope of the Covenant Not to Compete, as such hospitals draw their patient populations from a radius of approximately 25 miles. Employee further acknowledges that Section 9.b. applies to all hospitals owned or operated by Company or any of its subsidiaries or affiliates as of the Retirement Date, and that such application is necessitated by: (1) the managerial and organizational training and expertise provided to Employee by Company, (2) the knowledge of Company-wide policies and practices gained by Employee, and (3) the existence of Company-wide vendor agreements.
     c. Severability. In the event that any provision of this Section 9 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable Section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

     d. Remedies for Breach. In the event of a breach or threatened breach of Section 9.a. or 9.b., Company shall have the right to seek monetary damages for any breach and equitable relief, including specific performance and injunctive relief against Employee and/or any and all persons acting directly or indirectly on behalf or under the direction of Employee, to prevent or restrain any threatened breach. Employee understands and agrees that, due to the highly competitive nature of the health care industry, the breach of any of the covenants set forth in Section 9.a. or 9.b. will cause irreparable injury to Company for which it will have no adequate monetary or other remedy at law. Therefore, Company shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief for any breach or threatened breach of the covenants without proof of the actual damages that have been or may be caused hereby. In addition, Company shall have available all remedies provided under state and federal statutes, rules and regulations, as well as any and all other remedies as may otherwise be contractually or equitably available.
     10. No Charges or Claims. Employee represents that he has not filed any complaints or charges against Company or any Released Person related to his employment with or retirement from Company, that he will not do so at any time hereafter, and that if any such agency or court assumes jurisdiction of any complaint or charge against Company made by Employee, on behalf of Employee, Employee will request such agency or court to withdraw from the matter.
     11. Integrity Compliance and No Violations of Law. Employee represents that during the course of his employment with Company, he read, and signed as having read, a copy of Company’s Code of Conduct and Compliance Manual; that during the course of his employment he complied with (and will continue to comply with) the provisions of Company’s Code of Conduct and Compliance Manual; and, that he is not aware of any possible violations by any director, officer, employee, agent of or consultant to Company or any Released Person of any federal or state laws or regulations, including but not limited to governmental reimbursement programs or the “fraud and abuse” statutes and regulations, and Employee agrees that he will immediately report any such possible violation learned of in the future to the Company. Employee further represents that he has not reported any such possible violations to any court, attorney, governmental entity or any other organization empowered to enforce such laws, rules and regulations and that he will cooperate with the exit interview process, including without limitation exit interviews with Company’s Executive Vice President and Chief Administrative Officer and/or Executive Vice President and Chief Legal Officer, as requested.
     As a condition to any obligations of the Company to Employee under this Agreement on or after the Retirement Date, unless the Employee delivers a written notice otherwise to the Company’s Chief Legal Officer on or before the Retirement Date, Employee shall be deemed to have confirmed on the Retirement Date the accuracy of the representations contained in this Section 11.
     12. Indemnification; Remedies. Each party to this Agreement agrees to indemnify and hold the other harmless from and against all actual losses, damages and expenses, including all attorneys’ fees, incurred, arising out of their breach of this Agreement. In addition, Employee hereby expressly agrees that, in the event Employee is found by a court of competent jurisdiction to have breached any of Sections 5, 6 or 9 of this Agreement, Employee shall immediately (without the need for further action on the part of Employee) forfeit and relinquish any and all amounts that remain unpaid, and any and all restricted shares and stock options that remain unvested, under this Agreement. No failure to exercise and no delay in exercising, on the part of either party to this Agreement, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity.
     13. Cooperation. Employee recognizes that Company is involved in and may from time to time become involved in litigation and other business matters unrelated to litigation. As a further material inducement to Company to enter into this Agreement, Employee hereby agrees to provide his full cooperation with Company or any of Released Persons in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable matters or proceedings which involve Company or Released Persons or any of their employees, officers or directors. Employee acknowledges and understands that his obligations of cooperation under this Section 13 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee agrees that he will be available at Company’s reasonable request for any meetings or conferences deemed necessary in preparation for the defense or prosecution of any such matters or proceedings. Other than the consideration identified in Section 3, Employee shall receive no additional compensation for time spent assisting Company pursuant to this Section 13, provided, however, that if Employee shall be required to travel in excess of fifty (50) miles from Nashville, Tennessee pursuant to this Section 13, Company shall reimburse Employee for his reasonable travel, meal and lodging expenses.
     14. Binding. This Agreement shall be binding upon both parties and each of their respective heirs, administrators, representatives, advocates, executors, successors and assigns, and shall inure to the benefit of the other party and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.
     15. Construction. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires
     16. Severability. In addition to the specific reference in Section 9(c), should any other provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

     17. Controlling Law. Company and Employee agree that Tennessee law shall govern the enforcement of this Agreement and that claims relating to this Agreement may be brought only in the federal and/or state courts with jurisdiction over claims arising in Nashville, Tennessee.
     18. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
     19. Survival of Covenants. For the avoidance of doubt, Employee hereby expressly acknowledges and agrees that the provisions of Sections 5, 6, 8, 9 and 12 survive the expiration or termination of the Agreement as originally determined or as accelerated.
     20. Payment of Employee’s Attorney Fees. The Company agrees to reimburse Employee for the reasonable fees and expenses of Sherrard & Roe, PLC, legal counsel to Employee, incurred by Employee with respect to the review and negotiation of this Agreement with the Company.
     21. Premature Death of Employee. In the event of Employee’s death prior to the Retirement Date, then the Retirement Date shall automatically be accelerated and deemed to have occurred upon the day immediately prior to Employee’s death and Employee’s estate and/or heirs shall be entitled to any and all of the benefits that Employee would have been entitled to receive hereunder, with such benefits to include, without limitation, benefits detailed in Sections 3(b), (c), (e), and (f) above. In addition, in the event of Employee’s death between the Retirement Date and November 2, 2009, Employee’s estate shall be entitled to the benefits detailed in Section 3(f) above.
     22. Defined Term. For the avoidance of doubt, the capitalized term “Company” as used in this Agreement, shall mean and refer to LifePoint GSGP, LLC, a Delaware limited liability company, and each of its subsidiaries and affiliates including, without limitation, LifePoint Hospitals, Inc., a Delaware corporation, and each of its subsidiaries and affiliates.
[Signature page follows.]

PLEASE READ CAREFULLY. THIS RETIREMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF, we have executed this Agreement.

By:	/s/ William M. Gracey
William M. Gracey

LIFEPOINT GSGP, LLC
By:	/s/ John Bumpus
John Bumpus,
Executive Vice President

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